UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2024

ADVANCE AUTO PARTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-16797	54-2049910
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4200 Six Forks Road, Raleigh, North Carolina 27609

(Address of principal executive offices) (Zip Code)

(540) 362-4911

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	AAP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01 Entry into a Material Definitive Agreement.

On November 13, 2024, Advance Auto Parts, Inc. (the “Company”) entered into Amendment No. 5 to the Credit Agreement, dated November 9, 2021, by and among the Company, as Borrower, Advance Stores Company, Incorporated, as a Guarantor, the lenders party thereto, and Bank of America, N.A., as administrative agent (the “2021 Credit Agreement”). Amendment No. 5 (i) permits up to $575 million of certain restructuring charges to be added back to Consolidated EBITDAR (as defined therein), (ii) permits up to $800 million of unrestricted cash to be netted out of debt in the calculation of the Leverage Ratio (as defined therein), and (iii) reduces the minimum Consolidated Coverage Ratio (as defined therein) to 1.50 to 1.00 through July 12, 2025 and 1.75 to 1.00 thereafter. Pursuant to Amendment No. 5, the unsecured revolving credit facility under the 2021 Credit Agreement is reduced from $1.2 billion to $1.0 billion and the pricing on the loans thereunder is subject to increase based on the credit ratings of the Company, with such increases to step up according to an amended pricing grid with a maximum potential pricing increase of 0.50%, as described further below.

The interest rates on outstanding amounts, if any, on the revolving facility under the 2021 Credit Agreement will be based, at the Company’s option, on Term SOFR (as defined in the 2021 Credit Agreement), plus a margin, or an alternate base rate, plus a margin. The margins per annum for the revolving loan will vary from 0.795% to 1.525% for Term SOFR (with margins of 1.325% or greater applying when credit ratings are below BBB/Baa2) and from 0.00% to 0.525% for alternate base rate (with margins of 0.325% or greater applying when credit ratings are below BBB/Baa2) based on the assigned debt ratings of the Company. A facility fee will be charged on the total revolving facility commitment, payable quarterly in arrears, in an amount that will vary from 0.08% to 0.35% (with rates of 0.250% or greater applying when credit ratings are below BB+/Ba1) per annum based on the assigned debt ratings of the Company.

Amendment No. 5 also updated certain covenants and other limitations on the Company and its subsidiaries, including (i) expanding the scope of the covenant restricting the ability to create, incur or assume additional debt to cover the Company, (ii) restricting the Company’s rights to complete share repurchases and increase cash dividend amounts, (iii) requiring the Company to grant liens on deposit accounts, inventory and accounts receivables if credit ratings are downgraded below a minimum threshold, (iv) imposing an additional minimum liquidity financial covenant, (v) providing for the maturity date under the 2021 Credit Agreement to automatically spring forward to the extent necessary for the 2021 Credit Agreement to mature at least 91 days prior to any scheduled maturity date under any of the Company’s senior unsecured notes, (vi) prohibiting further extensions of the maturity date under the 2021 Credit Agreement beyond the existing maturity date, and (vii) eliminating certain baskets for additional indebtedness, liens, and asset sales.

The foregoing summary of the amendment is qualified by reference to the full text of the amendment, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Description

10.1	Amendment No. 5 to the Credit Agreement dated as of November 13, 2024

101.1	Pursuant to Rule 406 of Regulation S-T, the cover page to this Current Report on Form 8-K is formatted in Inline XBRL.

104.1	Cover Page Interactive Data File (embedded within the Inline XBRL document included in Exhibit 101.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCE AUTO PARTS, INC.

Date: November 14, 2024	By:	/s/ Ryan P. Grimsland
Ryan P. Grimsland
Executive Vice President, Chief Financial Officer